Exhibit 99.1

The Middleby Corporation Reports Record Second Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the second quarter ended June 28, 2008. Net earnings for the second quarter were $17,117,000 or $0.99 per share on net sales of $173,513,000 as compared to the prior year second quarter net earnings of $12,582,000 or $0.75 per share on net sales of $113,248,000. Net earnings for the six months ended June 28, 2008 were $30,298,000 or $1.76 per share on net sales of $334,396,000 as compared to net earnings of $23,302,000 or $1.39 per share on net sales of $218,943,000 in the prior year first six months.

2008 Second Quarter Financial Highlights

  The company completed the acquisitions of Giga Grandi Cucine S.r.l. (“Giga”) on April 22, 2008 and FriFri aro SA (“FriFri”) on April 23, 2008. Giga is a leading European manufacturer of ranges, ovens and steam cooking equipment and FriFri is a leading European supplier of frying systems. As previously announced, Giga has approximately $25 million in annualized revenues and FriFri has approximately $10 million in annualized revenues. The results of Giga and FriFri subsequent to their respective acquisition dates are reflected in the financial results of the 2008 second quarter.
  During the 2008 second quarter the company repurchased 210,000 common shares of Middleby stock for $11,986,343.
  Earnings per share increased 32% to $0.99 from $0.75. Net earnings for the quarter included pretax expense of $0.5 million associated with acquisition accounting adjustments for Giga and FriFri to adjust inventories to fair market value. This adjustment reduced net earnings by $0.3 million or $0.02 per diluted share. Excluding this adjustment, earnings per diluted share would have increased 35% to $1.01 per diluted share.
  Net sales rose 53% in the second quarter reflecting the impact of five acquisitions completed in the last year. Excluding the impact of acquisitions, sales growth at the commercial foodservice division increased by 3.4% as compared to the prior year second quarter. Sales growth at the commercial division included higher international sales which rose 12.3% as compared to the prior year quarter. Sales growth at the commercial foodservice division was largely offset by a 15.4% reduction in sales at the food processing equipment group. Lower sales of the food processing group reflect the normal quarterly variations which occur as a result of the timing of large orders and reduced capital spending at certain food processing customers.
  Operating income increased by 53.2% to $32,492,000 from $21,202,000. The increase in operating profits reflects the impact of acquisitions completed over the past year. Operating income as a percentage of sales remained constant at 18.7%. The operating margin reflects the benefits of operating improvements, offset in part by higher steel costs and the impact of lower margins at newly acquired companies as these operations continue to be integrated within Middleby.
  Depreciation and amortization included in the 2008 second quarter operating income amounted to $3,329,000 million as compared to $1,429,000 million as compared to the second quarter of 2007. Depreciation and amortization associated with the Star, Giga and Frifri acquisitions completed in fiscal 2008 amounted to $1,545,000 million in the 2008 second quarter.
  Net interest expense increased to $3,039,000 in the second quarter as compared to $1,273,000 in the prior year quarter due to increased levels of debt to fund acquisition activities.
  Total debt at the end of the 2008 second quarter amounted to $274,573,000 as compared to $272,657,000 at the end of the first quarter 2008 and $96,197,000 at the end of the 2007. Net borrowings were increased during the first six months to fund the acquisition of Star, Giga and Frifri and the share repurchase program.

Selim A. Bassoul Chairman and Chief Executive Officer said, “Despite the challenging business conditions, we continued to realize growth in our commercial foodservice business driven by international growth, menu expansion at our restaurant chain customers, and the introduction of innovative products. We anticipate these factors will continue to drive sales growth in our commercial business in the second half of the year. While our food processing business realized lower sales in the first half due to restricted capital budgets at food processing customers, we continue to be excited about the introduction of new products, including the MP Advantage fryer, the MP ServoDrive former, and the IntelliJet water cutter, which we anticipate will begin to gain acceptance in the second half of 2008.”

Mr. Bassoul continued, “We also continue to invest in our international organization through the acquisition of leading brands and the addition of talent to our global organization. As previously announced, we completed the acquisitions of Giga and FriFri during the 2008 second quarter, which provide Middleby with a stronger international presence and along with our Houno combi-oven line provide Middleby with a complete product line of European cooking equipment to compliment our North American based products. We believe this will allow us to continue to accelerate our growth and penetration of the international markets.”

Bassoul further commented, “We were pleased with the progress at our recent 2007 and 2008 acquisitions. The 2007 acquisitions of Jade, Carter Hoffmann, MP Equipment, and Wells Bloomfield are generating a combined operating profit margin in excess of 15% as compared to less than 5% at the time of acquisition. The Star acquisition, completed in the first quarter of 2008, reported an operating profit margin in excess of 25% in the second quarter as compared to 20% at the time of acquisition. Each of these acquisitions was accretive to second quarter earnings per share. We are now in progress of implementing profit enhancement initiatives at the recent acquisitions of Giga and Frifri, which we anticipate will be accretive in 2009.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Friday, August 8 and can be accessed by dialing (706) 634-5099 and providing conference code 58720282 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (706) 645-9291 and providing code 58720282. A transcript of the call will also be posted to the company's website.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000's, Except Per Share Information)
(Unaudited)

	2nd Qtr, 2008	2nd Qtr, 2007	2nd Qtr, 2008	2nd Qtr, 2007
Net sales	$173,513	$113,248	$334,396	$218,943
Cost of sales	106,505	68,362	208,486	132,952

Gross profit	67,008	44,886	125,910	85,991

Selling & distribution expenses	16,676	11,952	32,921	23,068
General & administrative expenses	17,840	11,732	34,481	22,915

Income from operations	32,492	21,202	58,508	40,008

Interest expense and deferred financing amortization, net	3,039	1,273	6,742	2,517
Other (income), net	561	(630)	948	(737)

Earnings before income taxes	28,892	20,559	50,818	38,228

Provision for income taxes	11,775	7,977	20,520	14,926

Net earnings	$17,117	$12,582	$30,298	$23,302

Net earnings per share:

Basic	$1.07	$0.80	$1.89	$1.50

Diluted	$0.99	$0.75	$1.76	$1.39
Weighted average number shares:

Basic	15,990	15,641	16,022	15,576

Diluted	17,244	16,875	17,206	16,808

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000's)
(Unaudited)

	Jun. 28, 2008	Dec. 29, 2007
ASSETS

Cash and cash equivalents	$7,049	$7,463
Accounts receivable, net	102,783	73,090
Inventories, net	91,574	66,438
Prepaid expenses and other	9,804	10,341
Prepaid taxes	6,303	17,986
Current deferred tax assets	14,614	11,095
Total current assets	232,127	186,413

Property, plant and equipment, net	46,208	36,774

Goodwill	247,929	134,800
Other intangibles	127,438	52,581
Other assets	3,041	3,079

Total assets	$656,743	$413,647

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$8,705	$2,683
Accounts payable	42,868	26,576
Accrued expenses	92,772	95,581
Total current liabilities	144,345	124,840

Long-term debt	265,868	93,514
Long-term deferred tax liability	24,777	2,568
Other non-current liabilities	22,617	9,813

Stockholders’ equity	199,136	182,912

Total liabilities and stockholders’ equity	$656,743	$413,647

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations,
(847) 429-7756
or
Tim Fitzgerald, Chief Financial Officer,
(847) 429-7744